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                                                                       Exhibit 5
                        McGuire, Woods, Battle & Boothe
                             8280 Greensboro Drive
                            Suite 900, Tysons Corner
                         McLean, Virginia  22102 -3892


                                 March 15, 1996

Board of Directors
Genicom Corporation
14800 Conference Center Drive
Suite 400, Westfields
Chantilly, Virginia  22021

Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the GENICOM Corporation Stock Option Plan (the "Plan"). The Registration Statement covers 400,000 shares of GENICOM Common Stock, $.01 par value, which have been added, with the approval of the shareholders of GENICOM Corporation, to those reserved for issuance under the Plan.

         We are of the opinion that the additional 400,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                           Very truly yours,

                                           /s/ McGuire, Woods, Battle & Boothe